Exhibit 13(b)

                         Scudder, Stevens & Clark, Inc.
                               175 Federal Street
                                Boston, MA 02110

                                                 June 20, 1988

Scudder Global Fund, Inc.
345 Park Avenue
New York, NY 10154

Gentlemen:

     Please be advised that the shares of capital stock of the Scudder International Bond Fund series of Scudder Global Fund, Inc. which we purchased, were purchased for investment purposes with, and we now have, no present intention of redeeming or reselling such shares.

                                                 Very truly yours,

                                                 SCUDDER, STEVENS & CLARK, INC.

                                                 /s/ David S. Lee
                                                 ------------------------------
                                                 Managing Director